EXHIBIT 99.1

Orion Energy Systems Announces Fiscal 2014
First Quarter Results

Revenue Up 36%; Significantly Improved Operating Performance; Strengthened Balance Sheet; Harris Integration on Track

MANITOWOC, Wis. — August 1, 2013 (BUSINESS WIRE) -- Orion Energy Systems, Inc. (NYSE MKT: OESX), a leading power technology enterprise, announced today financial results for its fiscal 2014 first quarter ended June 30, 2013.

“The first quarter of fiscal 2014 marked continued year-over-year performance improvement at Orion, highlighted by top line growth of 36%, cash generation and a significantly reduced operating loss,” said John Scribante, Chief Executive Officer of Orion Energy Systems. “In addition, following the end of the quarter, we wrapped up our acquisition of Harris and are now working diligently to integrate its operations and leverage our expanded product portfolio across new end markets and customer channels alike. With a comprehensive line of LED fixtures and retrofit services, Orion is a stronger, more valuable provider of engineered solutions for our customers. I couldn’t be more pleased with having Harris under the Orion umbrella.

“At the same time, we continue to expand our sales force while maintaining a focus on improving working capital management and asset utilization. While some seasonality remains in our quarterly results, we are taking steps to reduce this over the long term and, given our higher degree of certainty with regard to future results, have begun providing guidance concurrent with this release. We continue to win new opportunities across the board and remain very positive regarding the remainder of fiscal 2014, as we execute a strategy of building the business and driving shareholder returns. Clearly, for Orion, the best is yet to come.”

First Quarter of Fiscal 2014

For the three months ended June 30, 2013, the Company reported revenue of $20.9 million, up 36% compared to revenue of $15.3 million in the prior-year period. Orion's core lighting efficiency revenue increased by 26% year-over-year, and LED systems accounted for 7% of efficiency sales. The Company reported a loss from operations of $0.8 million for the first quarter of fiscal 2014, a 77% improvement compared to a loss from operations of $3.6 million for the first quarter of fiscal 2013.

For the first quarter of fiscal 2014, the Company reported a net loss of $0.8 million, or $(0.04) per share, versus a net loss of $1.9 million, or $(0.09) per share, in the prior-year period. The fiscal 2013 first quarter included a tax benefit of $1.6 million, or $0.07 per share, while the fiscal 2014 first quarter did not. In addition, the current-year quarter was impacted by non-recurring expenses totaling $0.4 million, or $(0.02) per share, related to the acquisition of Harris Manufacturing, Inc. and Harris LED, LLC and the liquidation of slow moving inventory.

Total order backlog as of June 30, 2013 was $18.6 million. The Company currently expects approximately $16.6 million of its existing backlog to be recognized as revenue during the remainder of fiscal 2014.

Cash, Debt and Liquidity Position

Orion had $15.5 million in cash and cash equivalents and $1.0 million in short-term investments as of June 30, 2013, compared to $14.4 million and $1.0 million, respectively, as of March 31, 2013. The Company generated $2.0 million of net cash from operations during the fiscal 2014 first quarter compared to break-even cash from operations for the fiscal 2013 first quarter.

On July 1, 2013, the Company completed its acquisition of Harris Manufacturing, Inc. and Harris LED, LLC. The purchase price was paid through a combination of $5.0 million in cash, $3 million in a three-year unsecured subordinated note and 856,997 shares of unregistered Orion common stock, representing a fair value on the date of issuance of 2.1 million. The purchase price is subject to potential post-closing date adjustments for net working capital and certain other items. In addition, Orion may pay up to an additional $1 million in shares of unregistered common stock upon Harris’ post-closing achievement of certain revenue milestones in calendar year 2013 and/or 2014.

Total debt was $5.9 million as of June 30, 2013 compared with $6.7 million as of March 31, 2013. There were no borrowings outstanding under the Company’s revolving credit facility as of June 30, 2013, which has availability of $13.3 million.

Outlook

For the second quarter of fiscal 2014 the Company anticipates revenue in the range of $24.0 to $26.0 million and earnings of $0.01 to $0.03 per diluted share.

Supplemental Information

In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three months ended June 30, 2013. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the first quarter ended June 30, 2013. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.

Conference Call

Orion will host a conference call on Thursday, August 1, 2013 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2014 first quarter performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE MKT: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems – consisting primarily of high-performance, energy efficient high intensity fluorescent (HIF) and light emitting diode (LED) lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers – without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefited its customers and the environment by reducing its customer’s:

•Energy demand by 823,192 kilowatts, or 27.9 billion kilowatt-hours;
•Energy costs by $2.1 billion; and
•Indirect carbon dioxide emission by 18.1 million tons.

Safe Harbor Statement

Certain matters discussed in this press release, including under our "Outlook" section, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, (v) our ability to recruit and hire sales talent to increase our in-market direct sales; (vi) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new LED product line (vii) the substantial cost of our various legal proceedings and our ongoing SEC inquiry; (viii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (ix) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (x) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xi) our ability to effectively manage the credit risk associated with our debt funded OTA contracts; (xii) a reduction in the price of electricity; (xiii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xiv) increased competition from government subsidies and utility incentive programs; (xv) dependence on customers’ capital budgets for sales of products and services; (xvi); the availability of additional debt financing and/or equity capital; (xvii) potential warranty claims; (xviii) potential acquisitions; and (xix) our ability to effectively integrate the acquisition of Harris Manufacturing, Inc. and Harris LED, LLC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

Investor Relations Contacts:
Darrow Associates
Chris Witty
(646) 438-9385
cwitty@darrowir.com
or
Orion Energy Systems
Scott Jensen
Chief Financial Officer
(920) 892-9340

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2012	2013
Product revenue	$13,580	$17,523
Service revenue	1,730	3,329
Total revenue	15,310	20,852
Cost of product revenue	9,597	12,884
Cost of service revenue	1,340	2,245
Total cost of revenue	10,937	15,129
Gross profit	4,373	5,723
Operating expenses:
General and administrative	3,302	2,759
Sales and marketing	3,952	3,303
Research and development	697	490
Total operating expenses	7,951	6,552
Loss from operations	(3,578)	(829)
Other income (expense):
Interest expense	(161)	(113)
Dividend and interest income	225	174
Total other income	64	61
Loss before income tax	(3,514)	(768)
Income tax (benefit) expense	(1,574)	13
Net loss	$(1,940)	$(781)
Basic net loss per share	$(0.09)	$(0.04)
Weighted-average common shares outstanding	22,561,135	20,173,743
Diluted net loss per share	$(0.09)	$(0.04)
Weighted-average common shares outstanding	22,561,135	20,173,743

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended June 30,
	2012	2013
Cost of product revenue	$31	$20
General and administrative	150	221
Sales and marketing	177	126
Research and development	8	3
Total	$366	$370

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	June 30,
	2013	2013
Assets
Cash and cash equivalents	$14,376	$15,464
Short-term investments	1,021	1,022
Accounts receivable, net	18,397	23,695
Inventories, net	15,230	15,376
Deferred contract costs	2,118	3,011
Prepaid expenses and other current assets	2,465	2,032
Total current assets	53,607	60,600
Property and equipment, net	27,947	27,012
Long-term inventory	11,491	9,887
Patents and licenses, net	1,709	1,695
Long-term accounts receivable	5,069	4,078
Other long-term assets	2,274	2,261
Total assets	$102,097	$105,533
Liabilities and Shareholders’ Equity
Accounts payable	$7,773	$10,643
Accrued expenses	5,457	5,963
Deferred revenue	2,946	4,022
Current maturities of long-term debt	2,597	2,451
Total current liabilities	18,773	23,079
Long-term debt, less current maturities	4,109	3,405
Deferred revenue	1,258	1,372
Other long-term liabilities	188	250
Total liabilities	24,328	28,106
Shareholders’ equity:
Additional paid-in capital	128,104	128,540
Treasury stock	(38,378)	(38,376)
Shareholder notes receivable	(265)	(264)
Retained deficit	(11,692)	(12,473)
Total shareholders’ equity	77,769	77,427
Total liabilities and shareholders’ equity	$102,097	$105,533

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,
	2012	2013
Operating activities
Net loss	$(1,940)	$(781)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,097	1,054
Stock-based compensation expense	366	370
Deferred income tax (benefit) expense	(1,446)	—
Loss on sale of property and equipment	10	21
Provision for bad debts	5	80
Other	34	33
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	3,245	(4,387)
Inventories, current and long-term	1,307	1,458
Deferred contract costs	(553)	(893)
Prepaid expenses and other assets	24	439
Accounts payable	(2,497)	2,870
Accrued expenses	221	568
Deferred revenue	134	1,190
Net cash provided by operating activities	7	2,022
Investing activities
Purchase of property and equipment	(978)	(130)
Purchase of short-term investments	(1)	(1)
Additions to patents and licenses	(25)	(19)
Proceeds from sales of property, plant and equipment	8	30
Net cash used in investing activities	(996)	(120)
Financing activities
Payment of long-term debt	(685)	(850)
Proceeds from repayment of shareholder notes	2	1
Repurchase of common stock into treasury	(2,463)	—
Excess tax benefits from stock-based compensation	27	—
Proceeds from issuance of common stock	48	35
Net cash used in financing activities	(3,071)	(814)
Net (decrease) increase in cash and cash equivalents	(4,060)	1,088
Cash and cash equivalents at beginning of period	23,011	14,376
Cash and cash equivalents at end of period	$18,951	$15,464